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                                                                    Exhibit 3.3

               CERTIFICATE OF DETERMINATION OF RIGHTS, PREFERENCES

                                AND PRIVILEGES OF

            SERIES A-1 PREFERRED STOCK AND SERIES A-2 PREFERRED STOCK

                                       OF

                               LANDEC CORPORATION


         The undersigned, Gregory S. Skinner and Stephen E. Halprin, do hereby certify:

         1. That they are the duly elected Vice President of Finance and Chief Financial Officer and Secretary, respectively, of Landec Corporation, a California Corporation (the "CORPORATION").

         2. That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the said Corporation, the said Board of Directors on November 17, 1999 adopted the following resolutions creating a series of shares of Preferred Stock designated as Series A Preferred Stock:

         "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors does hereby provide for the issue of two (2) series of Preferred Stock of the Corporation. The first series shall be designated "Series A-1 Preferred Stock," par value $0.001 per share, and shall initially consist of 50,000 shares and the second series shall be designated "Series A-2 Preferred Stock," par value $0.001 per share, and shall initially consist of 116,667 shares. To the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock are not stated and expressed in the Articles of Incorporation, the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Articles of Incorporation shall be deemed to have the meanings provided therein):

         Section 1. DESIGNATION AND AMOUNT. The shares of the first series shall be designated as "Series A-1 Preferred Stock," par value $0.001 per share, and the number of shares constituting such series shall be 50,000. The shares of the second series shall be designated as "Series A-2 Preferred Stock," par value $0.001 per share, and the number of shares constituting such series shall be 116,667. As used herein, the term "Series A Preferred Stock" shall refer to each of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

         Section 2. DIVIDENDS AND DISTRIBUTIONS.

                  (A) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any

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declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation at a rate of $4.80 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) per annum on each outstanding share of Series A Preferred Stock, payable quarterly when, as and if declared by the Board of Directors and at a rate determined by Board of Directors on an as-converted basis. Such dividends shall not be cumulative.

                  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately prior to it declaring a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation).

         Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  (C) Except as provided herein or by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         Section 5. LIQUIDATION, DISSOLUTION OR WINDING UP.


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                  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to $60.00 for each share (the "SERIES A LIQUIDATION PREFERENCE"). After payment has been made to the holders of the Series A Preferred Stock of the full amounts to which they shall be entitled pursuant to this Section 5(A) above and subject to the rights of series of Preferred Stock which may from time to time come into existence, all remaining assets of the Corporation available for distribution to its shareholders, if any, shall be distributed ratably to the holders of Common Stock.

                  (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

         Section 6. CONVERSION. The Corporation and the holders of the Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                  (A) RIGHT TO CONVERT. Subject to Section 6(C), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $60.00 by (ii) the Series A Conversion Price (determined as hereafter provided) (the "CONVERSION RATE") in effect on the effective date of the conversion. The Series A Conversion Price shall initially be $6.00.

                  (B)      AUTOMATIC CONVERSION.

                           (i) Each share of Series A Preferred Stock shall
automatically be converted into shares of Common Stock at the Conversion Rate on the third year anniversary of the closing of the Corporation's initial sale of shares of Series A Preferred Stock.

                           (ii) Each share of Series A Preferred Stock shall
automatically be converted into shares of Common Stock at the Conversion Rate upon the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

                  (C) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.


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The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (D) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN SPLITS AND COMBINATIONS. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

                           (i) In the event the Corporation should at any time
or from time to time after the closing of the Corporation's initial sale of shares of Series A Preferred Stock (the "PURCHASE DATE") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time.


                           (ii) If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                           (iii) If on the Purchase Date, the closing sale price
for the Common Stock as reported on the Nasdaq National Market (or such other exchange or over-the-counter market in which the Common Stock is being traded) (the "CLOSING PRICE") is less than $5.50, then, in the event the average Closing Price for the last twenty (20) trading days of the two hundred seventy (270) calendar day period commencing on the day following the Purchase Date (the "PERIOD AVERAGE") is less than $5.50, the Series A Conversion Price shall be decreased by multiplying the Series A Conversion Price on such date by a fraction, the numerator of which is the greater of (x) $4.50 or (y) the Period Average, and the denominator of which is $6.00;


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PROVIDED THAT, if, during any period of twenty (20) consecutive trading days commencing after the one hundred twenty (120) calendar day period beginning on the day following the Purchase Date, the Closing Price is at least $9.00, then, the conversion adjustment feature set forth in this Section 6(D)(iii) shall terminate and be of no further effect with respect to all of the shares of Series A-2 Preferred Stock.

                            (iv) The following provisions shall apply for
purposes of this Section 6(D):

                                    (a) The aggregate maximum number of shares
of Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

                                    (b) In the event of any change in the number
of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                    (c) Upon the termination or expiration of
the convertibility or exercisability of any such Common Stock Equivalents, the Series A Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

         Section 7. AMENDMENT. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

         Section 8. FRACTIONAL SHARES. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.


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         RESOLVED FURTHER, that the President or any Vice President and the
Secretary or any Assistant Secretary of this Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Determination of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of California law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

         3. That the authorized number of shares of Preferred Stock of the Corporation is 2,000,000, the authorized number of shares of Series A-1 Preferred Stock is 50,000 and the authorized number of shares of Series A-2 Preferred Stock is 116,667. None of the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock has been issued.

         We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of our own knowledge.

         Executed at Menlo Park, California on November 18, 1999.


                                         --------------------------------------
                                         Gregory S. Skinner,
                                         Vice President of Finance and Chief
                                         Financial Officer


                                         --------------------------------------
                                         Stephen E. Halprin, Secretary


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